LAKE AREA CORN PROCESSORS, LLC	Exhibit 99.1

46269 SD Hwy 34

PO Box 100

Wentworth, SD  57075                                                                                                                                  Phone 605-483-2676

Toll Free (SD) 1-888-539-2676

Fax 605-483-2681

March 14, 2007

In an effort to keep you abreast of recent developments, the board of managers of Lake Area Corn Processors, LLC (the “Company” or “LACP”) is announcing that as of March 15, 2007, unit trading will be re-activated. Registration and trading may be done by contacting VIA by telephone at (605) 361-8230 or toll-free at (800) 859-3018, or on VIA’s website at www.AgStockTrade.com.

As you know, the board had previously suspended unit trading while it was engaged in discussions concerning a potential change in corporate structure, merger or other business combination of LACP with one or more companies, which included the possibility of an initial public offering.  The board suspended unit trading because of its concern that investors would be unable to make fully informed decisions to buy or sell LACP units while discussions about a potential business combination transaction were pending.  Under the circumstances, the board determined it would be in the best interests of the Company to suspend unit trading until a definitive agreement concerning a business combination had been reached.

As of the date of this communication, no definitive agreement has been reached and the rapid expansion of the ethanol industry has resulted in volatile market conditions which have impacted the board’s evaluation concerning a potential business combination.  Specifically, the current market conditions have influenced the structure and timing of a potential business combination such that any initial public offering is unlikely to be immediately available.  While our board intends to continue monitoring and possibly pursuing opportunities for a business combination, there is no assurance or guarantee that we will be successful in negotiating a transaction.  Accordingly, the board believes it to be in the best interests of the Company to re-activate unit trading.  LACP will continue to keep its members informed of any significant developments.

This communication will be voluntarily disclosed to investors by filing an 8-K with the Securities & Exchange Commission and by posting to the Company’s website.

This communication contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties  such as overcapacity within the ethanol industry causing supply to exceed demand, the availability and cost of our raw materials, particularily corn and natural gas, changes in the price and market for ethanol and distillers grains and other risks and uncertainties  described in our SEC filings.